CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Pre-Effective Amendment No.1 to the registration statement on Form N-1A (the "Registration Statement") for Third Avenue Trust of our report dated December 11, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of Third Avenue Value Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
March 19, 1997